POWER OF ATTORNEY

The person whose signature appears below hereby constitutes and appoints each of the President of the ASGI Agility Income Fund, ASGI Aurora Opportunities Fund, LLC and ASGI Corbin Multi-Strategy Fund, LLC (the “Funds”), or any other officer of the Funds authorized and appointed by the Board of Trustees/Managers and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and file on his behalf any and all documents needed to complete the requisite filings of the Funds, including the filings of applications and documents with the Securities and Exchange Commission, Commodity Futures Trading Commission, the National Futures Association, state tax authorities, Internal Revenue Service, and such other agencies as shall be recommended by the accountants and counsel for the Funds, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, I have hereunto set my hand on the date set opposite my respective signature.

SIGNATURE	OFFICE WITH THE FUND	DATE

/s/ Dennis Schmal Dennis Schmal	Trustee/Manager	September 21, 2011